Exhibit 99.1

Q2 2023 Fixed Income Release

Denver, Colorado July 24, 2023: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial and operating information for its fixed-income borrowing groups for the three months (“Q2”) ended June 30, 2023 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the June 30, 2023 unaudited financial statements for each of our fixed-income borrowing groups prior to the end of August 2023. Convenience translations provided herein are calculated as of June 30, 2023.

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VM Ireland Reports Preliminary Q2 2023 Results
Launched rollout of 2 GB full fiber broadband to 345k homes and businesses
Continued to deliver on full fiber upgrade project, passing ~280,000 premises at the end of Q2
Commercial traction with continued growing demand for top-tier video & connectivity products

VM Ireland is the leading connected entertainment fixed-line and broadband business in Ireland, delivering connectivity services to 411,800 fixed-line customers and mobile services to 139,800 subscribers at June 30, 2023.

Tony Hanway, CEO of VM Ireland, commented:
“In Q2, we reinforced our commitment to delivering the very best digital connectivity to consumers and businesses across Ireland by launching the rollout of 2 GB full fiber broadband to 345k homes and businesses. This builds on the 1 GB already offered across the entire network and our commitment to deliver over 1 million full fiber homes by 2025. We maintained stable revenues, supported by continued growth in mobile, but as anticipated, we continue to be impacted by higher energy costs, as well as higher IT costs related to our fiber upgrade program. Despite this increase, as well as the elevated capex levels related to our investment in fiber, wholesale and off-net programs, we remain excited to bring our products and services to more of the country in 2023.”

Operating and strategic highlights:
•Launched the rollout of 2 GB full fiber broadband to 345k homes and businesses, building on the 1 GB already offered across the entire network
•Continued to deliver on our full fiber upgrade project, passing ~280,000 premises at the end of Q2, with build costs in line with expectations
•Mobile trends softened, with a net loss of 3,200 in Q2, as we pivot to FMC bundles from low value SIMs
•Fixed customer net adds weakened this quarter due to price rise communications and competitive market dynamics, with a net loss of 6,800 in Q2
•Customers continue to be attracted to higher speeds, with ~98% of broadband sales at 500Mb or higher and over a quarter at 1 GB
•Demand for our top-tier video products continued to grow this quarter, with over half of our base taking TV360 products, offsetting the loss in lower tier and legacy products

Financial highlights:
•Q2 revenue of €113.7 million decreased 0.4% YoY, as growth in mobile was offset by lower fixed revenue
•Q2 residential fixed revenue of €74.8 million decreased 1.7% YoY
◦Fixed subscription revenue decreased 1.6% YoY, primarily driven by lower volumes
•Q2 residential mobile revenue increased 6.3% YoY
◦Mobile subscription revenue increased 11.1%, primarily driven by organic1 customer growth underpinned by competitive offers in the marketplace
◦Mobile non-subscription revenue decreased 8.7% YoY, primarily due to lower interconnect revenue
•Q2 B2B revenue increased 1.1% YoY, primarily due to strength in SOHO
•Q2 net earnings decreased 64.7% YoY to €16.1 million, primarily driven by the net effect of (i) a decrease in realized and unrealized gains on derivative instruments and (ii) an increase in interest expense
•Q2 Adjusted EBITDA decreased 11.1% YoY on a reported basis and 4.4% on a rebased2 basis, driven by (i) an increase in energy costs and (ii) higher IT & Systems costs related to FTTH, Off-net and Wholesale programs
•Q2 property and equipment (“P&E”) additions of €47.3 million were up 112.1% YoY, primarily due to (i) higher baseline spend and (ii) increased spend on customer premises equipment
◦P&E additions as a percentage of revenue increased to 41.6% in Q2 2023, as compared to 19.5% in the prior year period
•Q2 Adjusted EBITDA less P&E Additions of (€3.9 million) represents a decrease of 114.7% YoY on a reported basis and 118.3% on a rebased basis
•At June 30, 2023, our fully-swapped third-party debt borrowing cost was 3.8% and the average tenor of our third-party debt was 6.0 years
•At June 30, 2023, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) were both 4.94x, each as calculated in accordance with our most restrictive covenants and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in our respective credit agreements
◦If we were to not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA would have been 5.23x at June 30, 2023
•At June 30, 2023, we had €100.0 million of undrawn commitments available. When our Q2 compliance reporting requirements have been completed and assuming no change from June 30, 2023 borrowing levels, we anticipate the full €100.0 million of borrowing capacity will continue to be available

Operating Statistics Summary

	As of and for the three months ended
	June 30,
	2023	2022

Footprint
Homes Passed	970,200	958,700

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	411,800	425,900
Q2 Organic[1] Fixed-Line Customer Relationship net losses	(6,800)	(4,500)

Q2 Monthly ARPU per Fixed-Line Customer Relationship	€61.68	€60.62

Mobile Subscribers
Total Mobile subscribers	139,800	134,300
Total Organic Mobile net additions (losses)	(3,200)	2,700

Q2 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€20.65	€19.79
Excluding interconnect revenue	€19.09	€18.04

Selected Financial Results, Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2023 and 2022:

	Three months ended				Six months ended
	June 30,		Increase/(decrease)		June 30,		Increase/(decrease)
	2023	2022	Reported	Rebased	2023	2022	Reported	Rebased
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€74.2	€75.4	(1.6%)	(1.6%)	€149.3	€151.8	(1.6%)	(1.6%)
Non-subscription	0.6	0.7	(14.3%)	(14.3%)	1.2	1.4	(14.3%)	(14.3%)
Total residential fixed revenue	74.8	76.1	(1.7%)	(1.7%)	150.5	153.2	(1.8%)	(1.8%)
Residential mobile revenue:
Subscription	8.0	7.2	11.1%	11.1%	15.7	14.3	9.8%	9.8%
Non-subscription	2.1	2.3	(8.7%)	(8.7%)	4.5	4.6	(2.2%)	(2.2%)
Total residential mobile revenue	10.1	9.5	6.3%	6.3%	20.2	18.9	6.9%	6.9%
B2B revenue:
Subscription	2.8	2.6	7.7%	7.7%	5.7	5.3	7.5%	7.5%
Non-subscription	6.3	6.4	(1.6%)	(1.6%)	12.7	13.2	(3.8%)	(3.8%)
Total B2B revenue	9.1	9.0	1.1%	1.1%	18.4	18.5	(0.5%)	(0.5%)
Other revenue	19.7	19.5	1.0%	1.0%	39.3	37.4	5.1%	5.1%
Total revenue	€113.7	€114.1	(0.4%)	(0.4%)	€228.4	€228.0	0.2%	0.2%

Adjusted EBITDA	€43.4	€48.8	(11.1%)	(4.4%)	€82.1	€94.2	(12.8%)	(6.1%)

Adjusted EBITDA less P&E Additions	€(3.9)	€26.5	(114.7%)	(118.3%)	€3.9	€48.2	(91.9%)	(89.2%)

The following table provides a reconciliation of net earnings to Adjusted EBITDA for the three and six months ended June 30, 2023 and 2022:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
	in millions, except % amounts

Net earnings	€16.1	€45.6	€12.6	€100.6
Income tax expense	1.2	—	0.4	—
Other income, net	(0.2)	(0.4)	(0.6)	(0.8)
Foreign currency transaction losses (gains), net	(0.1)	—	(0.1)	0.3
Realized and unrealized gains on derivative instruments, net	(9.8)	(34.2)	(0.6)	(82.8)
Interest expense	15.3	8.4	27.9	16.8
Operating income	22.5	19.4	39.6	34.1
Impairment, restructuring and other operating items, net	(0.5)	3.4	(0.5)	3.7
Depreciation and amortization	17.7	16.4	34.8	32.5
Related-party fees and allocations, net	1.9	8.4	4.9	21.5
Share-based compensation expense	1.8	1.2	3.3	2.4
Adjusted EBITDA	€43.4	€48.8	€82.1	€94.2

Adjusted EBITDA as a percentage of revenue	38.2%	42.8%	35.9%	41.3%

The following table details the categories of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
	in millions, except % amounts

Customer premises equipment	€12.6	€5.6	€20.9	€12.5
New build and upgrade	13.7	8.7	24.0	15.6
Capacity	0.5	0.6	1.3	2.6
Baseline	10.5	1.6	14.2	4.9
Product and enablers	10.0	5.8	17.8	10.4
Property and equipment additions	47.3	22.3	78.2	46.0
Changes in current liabilities related to capital expenditures (including related-party amounts)	(1.8)	0.4	(1.1)	(6.7)
Total capital expenditures[3]	€45.5	€22.7	€77.1	€39.3

Property and equipment additions as a percentage of revenue	41.6%	19.5%	34.2%	20.2%

Adjusted EBITDA less P&E Additions
Adjusted EBITDA	€43.4	€48.8	€82.1	€94.2
Property and equipment additions	(47.3)	(22.3)	(78.2)	(46.0)
Total	€(3.9)	€26.5	€3.9	€48.2

Third-Party Debt and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	June 30,		March 31,
	2023		2023
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan B1 (EURIBOR + 3.5%) due 2029	€900.0	€900.0	€900.0
€100.0 million Revolving Facility (EURIBOR + 2.75%) due 2027		—	—
Total third-party debt		900.0	900.0
Deferred financing costs and discounts, net		(5.2)	(5.3)
Total carrying amount of third-party debt		894.8	894.7
Less: cash and cash equivalents		0.3	0.3
Net carrying amount of third-party debt		€894.5	€894.4

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of June 30, 2023 and March 31, 2023. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2023	2023
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility excluded amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(0.3)	(0.3)
Total covenant amount of third-party net debt	€849.7	€849.7

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UPC Holding Reports Preliminary Q2 2023 Results
Continued growth in mobile postpaid customers and stable mobile revenue
Financial trend improvement in Q2 driven by lower costs to capture spend, despite continued impact of rightpricing on fixed-line customer base
Reiterating all 2023 financial guidance

UPC Holding Group (“UPC Holding”) provides market-leading converged broadband services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland and Slovakia (within “Central and Other”). At June 30, 2023, our continuing operations connected 1.7 million customers subscribing to 3.8 million internet, video and fixed-line telephony services and served 2.8 million mobile subscribers.

André Krause, CEO of Sunrise, commented:
“Despite reduced promotional activity on our main brand, Q2 saw continued growth in mobile, delivering another quarter of robust postpaid net adds and stable mobile service revenues, while broadband net adds softened this quarter. We also continue to be impacted by the ongoing phase out of the UPC brand, and although the rightpricing will continue to weigh on fixed performance, we expect the financial impact of this to alleviate through the year. The price rise implemented from July 1st will help offset inflationary pressures from H2 and measures to strengthen commercial trajectory in H2 will support our 2023 outlook. Lower costs to capture spend underpinning Adjusted EBITDA growth in Q2 and, along with continued capital discipline and execution of our synergy plan, will drive Adjusted FCF growth in 2023.”

Operating and strategic highlights:
Sunrise continues to deliver robust mobile performance, while headwinds in fixed continue as a result of the competitive landscape and UPC migration
•Continued growth in mobile postpaid4, achieving 23,100 net adds in Q2
•Modest contraction of the broadband base by 2,800 customers in Q2 in Switzerland, mainly due to reduced promotional intensity on the main brand and the ongoing phase out of the UPC brand
•FMC penetration in Switzerland remains high at 58% across our broadband base in Q2
•Swiss Q2 Customer ARPU of CHF 62.71 decreased 5.1% YoY on a reported basis and 4.4% on a rebased2 basis as a result of the ongoing competitive environment and migration activity
•Fixed Customer Relationships decreased by 8,100 in Switzerland in Q2 2023, as compared to a loss of 9,000 in Q2 2022
•Introduced the Business Ready Mobile option to support the small-business sector by providing extra SIM cards and security solutions
•Launched new tailor-made prepaid packages for the digital lifestyle, allowing existing and new prepaid customers to benefit from the largest 5G network in Switzerland without extra costs
•Price adjustment of ~4% to offset higher energy, labor and operating costs implemented from July 1

Financial highlights:
•Revenue of €761.3 million in Q2 increased 4.2% YoY on a reported basis and decreased 0.9% YoY on a rebased basis
◦Q2 Swiss revenue increased 4.2% YoY on a reported basis and decreased 1.0% YoY on a rebased basis. The rebased decrease was largely driven by a decrease in fixed subscription revenue due to ARPU pressure on main brand offerings that was only partially offset by strong trading momentum in flanker brands
•Q2 earnings (loss) from continuing operations decreased 163.6% YoY on a reported basis to (€66.8 million), primarily due to the net effect of (i) an increase in realized and unrealized losses on derivative instruments and (ii) higher foreign currency gains
•Segment Adjusted EBITDA of €268.3 million in Q2 increased 1.6% YoY on a reported basis and 0.1% YoY on a rebased basis
◦Swiss Segment Adjusted EBITDA in Q2 increased 1.5% YoY on a reported basis and decreased 0.1% YoY on a rebased basis. The rebased decrease was mainly due to the decline in revenue, partially offset by lower costs to capture and labor spend
◦Swiss Segment Adjusted EBITDA included costs to capture5 of €2 million in Q2
•Q2 property and equipment (“P&E”) additions were 15.1% of revenue, as compared to 14.7% in the prior year period
◦The relative Q2 increase was largely driven by the increase in P&E additions in Switzerland, which were 15.0% of revenue
•Segment Adjusted EBITDA less P&E Additions of €153.7 million in Q2 decreased 1.8% YoY on a reported basis and increased 3.5% YoY on a rebased basis
◦Swiss Segment Adjusted EBITDA less P&E Additions of €151.1 million in Q2 decreased 2.4% YoY on a reported basis and increased 2.9% YoY on a rebased basis
◦Swiss Segment Adjusted EBITDA less P&E Additions included €12 million of costs to capture and integration-related capital spend
•At June 30, 2023, our fully-swapped third-party debt borrowing cost was 3.0% and the average tenor of our third-party debt (excluding vendor financing) was 6.0 years
•At June 30, 2023, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding were 4.35x and 5.17x, respectively, as calculated in accordance with our most restrictive covenants and reflecting the exclusion of Credit Facility Excluded Amounts as defined in the respective credit agreements
◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding would have been 5.78x at June 30, 2023
•At June 30, 2023, we had €713.4 million of undrawn commitments available. When our Q2 compliance reporting requirements have been completed and assuming no change from June 30, 2023 borrowing levels, we anticipate the full €713.4 million of borrowing capacity will continue to be available

FY 2023 financial guidance for Switzerland:
•Low-single digit revenue decline
•Low to Mid-single digit Segment Adj. EBITDA(i) decline (including costs to capture)
•Opex and Capex costs to capture ~CHF 50 million (~CHF 10 million in Opex)
•Property and equipment additions as a percentage of revenue (including costs to capture) 15-17%
•Adjusted FCF(i): Between CHF 320-350 million (growth vs 2022)

(i) Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures, see the Glossary for definitions. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) and cash flow from operating activities for our Adjusted EBITDA and Adjusted FCF guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.

Operating Statistics Summary

	As of and for the three months ended
	June 30,
	2023		2022

Footprint
Homes Passed		3,326,400		3,134,000

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships		1,671,200		1,657,600
Q2 Organic[1] Fixed-Line Customer Relationship net losses		(9,400)		(11,000)

Q2 Monthly ARPU per Fixed-Line Customer Relationship		€59.28		€59.28
Switzerland Q2 Monthly ARPU per Fixed-Line Customer Relationship	CHF	62.71	CHF	66.10

Customer Bundling
Fixed-mobile Convergence - Switzerland	57.8%		57.0%

Single-Play	24.2%		22.4%
Double-Play	25.0%		23.7%
Triple-Play	50.8%		53.9%

Mobile Subscribers
Postpaid		2,385,400		2,244,900
Prepaid		418,000		470,600
Total Mobile subscribers		2,803,400		2,715,500

Q2 Organic Postpaid net additions		23,100		47,300
Q2 Organic Prepaid net losses		(10,300)		21,100
Total Organic Mobile net additions		12,800		68,400

Q2 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€33.03		€32.69
Excluding interconnect revenue		€31.48		€30.51

Selected Financial Results, Segment Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2023 and 2022:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2023	2022	Reported	Rebased	2023	2022	Reported	Rebased
	in millions, except % amounts

Revenue
Switzerland:
Consumer Fixed	€292.2	€285.7	2.3%	(3.8%)	€575.1	€571.3	0.7%	(4.4%)
Consumer Mobile	302.2	287.8	5.0%	0.1%	609.8	584.6	4.3%	(0.4%)
B2B	144.1	132.7	8.6%	3.3%	285.9	267.7	6.8%	1.9%
Other	11.1	13.4	(17.2%)	(6.0%)	31.3	27.6	13.4%	16.9%
Total Switzerland	749.6	719.6	4.2%	(1.0%)	1,502.1	1,451.2	3.5%	(1.3%)
Central and Other	11.7	11.3	3.5%	3.5%	23.7	22.4	5.8%	5.8%
Total	€761.3	€730.9	4.2%	(0.9%)	€1,525.8	€1,473.6	3.5%	(1.2%)

Segment Adjusted EBITDA
Switzerland	€263.6	€259.7	1.5%	(0.1%)	€508.7	€528.0	(3.7%)	(4.7%)
Central and Other	4.7	4.3	9.3%	9.3%	9.2	8.1	13.6%	13.6%
Total	€268.3	€264.0	1.6%	0.1%	€517.9	€536.1	(3.4%)	(4.5%)

Segment Adjusted EBITDA less P&E Additions
Switzerland	€151.1	€154.8	(2.4%)	2.9%	€257.6	€295.3	(12.8%)	(7.1%)
Central and Other	2.6	1.7	52.9%	52.9%	5.4	3.1	74.2%	74.2%
Total	€153.7	€156.5	(1.8%)	3.5%	€263.0	€298.4	(11.9%)	(6.2%)

The following table provides a reconciliation of earnings (loss) from continuing operations to Segment Adjusted EBITDA for the three and six months ended June 30, 2023 and 2022:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
	in millions, except % amounts

Earnings (loss) from continuing operations	€(66.8)	€105.1	€(135.0)	€250.4
Income tax benefit	(14.6)	(18.1)	(33.2)	(33.1)
Other income, net	(3.9)	(7.4)	(7.6)	(16.9)
Gains on debt extinguishment, net	—	(2.6)	—	(2.6)
Foreign currency transaction losses (gains), net	(138.7)	61.6	(154.3)	62.7
Realized and unrealized losses (gains) on derivative instruments, net	118.4	(228.0)	121.4	(424.2)
Interest expense	91.7	61.3	178.8	123.2
Operating loss	(13.9)	(28.1)	(29.9)	(40.5)
Impairment, restructuring and other operating items, net	(6.5)	10.6	(6.1)	11.4
Depreciation and amortization	266.1	241.4	506.7	475.8
Related-party fees and allocations, net	15.3	36.1	34.9	77.5
Share-based compensation expense	7.3	4.0	12.3	11.9
Segment Adjusted EBITDA	€268.3	€264.0	€517.9	€536.1

Segment Adjusted EBITDA as a percentage of revenue	35.2%	36.1%	33.9%	36.4%

The following table details the property and equipment additions of our continuing operations and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
	in millions, except % amounts

Customer premises equipment	€21.7	€20.4	€48.1	€41.2
New build and upgrade	17.9	13.6	30.7	25.1
Capacity	16.1	21.5	37.8	42.9
Baseline	26.1	26.4	84.9	80.2
Product and enablers	32.8	25.6	53.4	48.3
Property and equipment additions	114.6	107.5	254.9	237.7
Assets acquired under capital-related vendor financing arrangements	(26.3)	(20.8)	(36.9)	(55.3)
Assets acquired under finance leases	—	—	—	(0.4)
Changes in current liabilities related to capital expenditures (including related-party amounts)	(7.8)	(15.4)	(17.8)	8.9
Total capital expenditures[3]	€80.5	€71.3	€200.2	€190.9

Segment Property and Equipment Additions
Switzerland	€112.5	€104.9	€251.1	€232.7
Central and Other	2.1	2.6	3.8	5.0
Total property and equipment additions	€114.6	€107.5	€254.9	€237.7

Property and equipment additions as a percentage of revenue	15.1%	14.7%	16.7%	16.1%

Segment Adjusted EBITDA less P&E Additions
Segment Adjusted EBITDA	€268.3	€264.0	€517.9	€536.1
Property and equipment additions	(114.6)	(107.5)	(254.9)	(237.7)
Total	€153.7	€156.5	€263.0	€298.4

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents:

	June 30,		March 31,
	2023		2023
	Borrowing currency	€ equivalent
	in millions

Senior Credit Facilities
3.625% EUR Facility AQ due 2029	€374.9	€374.9	€374.9
4.875% USD Facility AZ due 2031	$1,250.0	1,144.8	1,150.1
Facility AT (LIBOR + 2.25%) USD due 2028	$700.0	641.1	644.0
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	400.0
Facility AX (LIBOR + 3.0%) USD due 2029	$1,717.0	1,572.6	1,579.7
Facility AY (EURIBOR + 3.0%) EUR due 2029	€693.0	693.0	693.0
€736.4 million Revolving Facility (EURIBOR + 2.50%) due 2026		—	—
Elimination of Facilities AQ and AZ in consolidation		(1,519.7)	(1,525.0)
Total Senior Credit Facilities		3,306.7	3,316.7

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2029	€374.9	374.9	374.9
4.875% USD Senior Secured Notes due 2031	$1,250.0	1,144.8	1,150.1
Total Senior Secured Notes		1,519.7	1,525.0

Senior Notes
5.500% USD Senior Notes due 2028	$452.3	414.3	416.1
3.875% EUR Senior Notes due 2029	€337.9	337.9	337.9
Total Senior Notes		752.2	754.0

Vendor financing		249.8	243.7
Finance lease obligations		19.1	20.3
Total third-party debt and finance lease obligations		5,847.5	5,859.7
Deferred financing costs and discounts		(21.7)	(22.8)
Total carrying amount of third-party debt and finance lease obligations		5,825.8	5,836.9
Less: cash and cash equivalents		14.6	5.3
Net carrying amount of third-party debt and finance lease obligations[6]		€5,811.2	€5,831.6

Exchange rate ($ to €)		1.0919	1.0870

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from UPC Holding’s combined third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of June 30, 2023 and March 31, 2023. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2023	2023
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€5,847.5	€5,859.7
Vendor financing	(249.8)	(243.7)
Finance lease obligations	(19.1)	(20.3)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash payments associated with our cross-currency derivative instruments	345.7	232.0
Total covenant amount of third-party gross debt	5,524.3	5,427.7
Cash and cash equivalents	(14.6)	(5.3)
Total covenant amount of third-party net debt	€5,509.7	€5,422.4

Local Currency Selected Financial Results
The following table reflects local currency unaudited financial results for Switzerland:

	Three months ended				Increase/(decrease)		Six months ended				Increase/(decrease)
	June 30,						June 30,
	2023		2022		Reported	Rebased	2023		2022		Reported	Rebased
	in millions, except % amounts

Revenue
Consumer Fixed	CHF	286.2	CHF	293.4	(2.5%)	(3.8%)	CHF	567.0	CHF	589.7	(3.8%)	(4.4%)
Consumer Mobile	295.7		295.5		0.1%	0.1%	601.1		603.4		(0.4%)	(0.4%)
B2B	140.8		136.4		3.2%	3.3%	281.7		276.3		2.0%	1.9%
Other	10.9		13.7		(20.4%)	(6.0%)	30.9		28.5		8.4%	16.9%
Total Revenue	CHF	733.6	CHF	739.0	(0.7%)	(1.0%)	CHF	1,480.7	CHF	1,497.9	(1.1%)	(1.3%)

Segment Adjusted EBITDA	CHF	258.0	CHF	266.8	(3.3%)	(0.1%)	CHF	501.3	CHF	545.0	(8.0%)	(4.7%)

Segment Adjusted EBITDA less P&E Additions	CHF	147.9	CHF	159.1	(7.0%)	2.9%	CHF	253.4	CHF	304.7	(16.8%)	(7.1%)

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; the planned full fiber upgrade at Virgin Media Ireland, including the timing, costs, premises to be upgraded and benefits thereof; expectations of any macroeconomic dynamics that may be beneficial or detrimental to either Virgin Media Ireland, Sunrise, UPC Holdings or any of their respective beneficial owners and direct and indirect subsidiaries; the cost of energy for Virgin Media Ireland, Sunrise, UPC Holdings or any of their respective direct and indirect subsidiaries; any continued rightpricing at Sunrise; any price increases to be implemented by Virgin Media Ireland, Sunrise, UPC Holdings or any of their respective direct and indirect subsidiaries, and any impact such price increases are expected to have on such entities’, and their affiliates’ operational and financial results; the expected sale of full fibre to new and existing customers at Virgin Media Ireland during 2023; the anticipated products, bundles and services to be provided by Virgin Media Ireland, Sunrise, UPC Holdings or any of the direct and indirect subsidiaries; expectations with respect to the integration and synergy plan at Sunrise, including the expected timing and benefits to be realized therefrom; expectations regarding financial performance at our companies, including revenue, Adjusted EBITDA, Adjusted EBITDA less P&E Additions, Adjusted Free Cash Flow, and costs to capture, as well as the 2023 financial guidance provided by our operating entities and the components of such guidance; the strength of our companies’ respective balance sheets (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us, our businesses, and our customers; the effects of changes in laws or regulations; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including our most recently filed Form 10-K, Form 10-K/A and Form 10-Qs. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Michael Bishop	+44 20 8483 6246	Bill Myers	+1 303 220 6686
Amy Ocen	+1 303 784 4528	Matt Beake	+44 20 8483 6428
Michael Khehra	+44 78 9005 0979

About Liberty Global
Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7 billion, while the VMO2 JV and VodafoneZiggo JV generate combined annual revenue of more than $17 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2022 Liberty Global consolidated results (excluding revenue from Poland) and the combined as reported full year 2022 results for the VodafoneZiggo JV and full year 2022 U.S. GAAP results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended June 30, 2023
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Video Subscribers(ii)	Telephony Subscribers(iii)	Total Mobile Subscribers

Operating Data
UPC Holding:
Switzerland(iv)	2,686,900	1,491,300	3,390,500	1,187,800	1,229,900	972,800	2,803,400
Slovakia	639,500	179,900	397,200	145,600	163,200	88,400	—
Total UPC Holding	3,326,400	1,671,200	3,787,700	1,333,400	1,393,100	1,061,200	2,803,400

VM Ireland	970,200	411,800	854,600	375,600	242,400	236,600	139,800

Q2 Organic Subscriber Variance
UPC Holding:
Switzerland(iv)	11,000	(8,100)	(29,300)	(2,800)	(9,700)	(16,800)	12,800
Slovakia	900	(1,300)	(2,100)	(500)	(1,100)	(500)	—
Total UPC Holding	11,900	(9,400)	(31,400)	(3,300)	(10,800)	(17,300)	12,800

VM Ireland	2,700	(6,800)	(24,400)	(5,500)	(9,400)	(9,500)	(3,200)

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include approximately 44,400 subscribers who have requested and received this service.
(ii)UPC Holding has approximately 30,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include approximately 164,500 subscribers who have requested and received this service.
(iv)Pursuant to service agreements, Switzerland offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”), and following the acquisition of Sunrise, also services homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities. Under these agreements, RGUs are only recognized if there is a direct billing relationship with the customer. Homes passed or serviceable through the above service agreements are not included in Switzerland's homes passed count as we do not own these networks. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to the national footprint.

	Selected Operating Data — As of June 30, 2023
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
UPC Holding:
Switzerland	418,000	2,385,400	2,803,400
Slovakia	—	—	—
Total UPC Holding	418,000	2,385,400	2,803,400

VM Ireland	—	139,800	139,800

	June 30, 2023 vs. March 31, 2023
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Q2 Organic Mobile Subscriber Variance
UPC Holding:
Switzerland	(10,300)	23,100	12,800
Slovakia	—	—	—
Total UPC Holding	(10,300)	23,100	12,800

VM Ireland	—	(3,200)	(3,200)

General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted
2Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2023, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three and six months ended June 30, 2022 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions to the same extent these entities are included in our results for the three and six months ended June 30, 2023 and (ii) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2023. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated July 24, 2023, Liberty Global Reports Q2 2023 Results. The following table provides adjustments made to the 2022 amounts to derive our rebase growth rates:

	Three months ended June 30, 2022			Six months ended June 30, 2022
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

UPC Holding
Acquisitions and impact of the Tech Framework(i)	€1.4	€(8.4)	€(15.2)	€2.8	€(19.0)	€(31.8)
Foreign currency	€35.7	€12.5	€7.2	€68.4	€24.9	€13.8

VM Ireland
Impact of the Tech Framework(i)	€—	€(3.4)	€(5.2)	€—	€(6.8)	€(12.0)
______________________

(i)During the first quarter of 2023, Liberty Global changed the terms related to, and approach to the allocation of, charges for certain products and services that its centrally-managed technology and innovation function provides to us (the Tech Framework). These products and services include CPE hardware and related essential software, maintenance, hosting and other services. As a result, we now capitalize the combined cost of the CPE hardware and essential software as part of property and equipment additions. The other services, including maintenance and hosting, continue to be reported as operating costs in the period incurred (included in Adjusted EBITDA). The new Tech Framework is a result of internal changes at Liberty Global with respect to the way in which its chief operating decision maker evaluates the revenue, Adjusted EBITDA and property and equipment additions of its operating segments. The rebase adjustments above reflect the impact of the Tech Framework as if it had been in place during 2022.
3The capital expenditures that we report in our combined statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid
4Postpaid mobile additions include B2B mobile subscribers
5Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
6Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and therefore may not be comparable with other similarly titled measures reported by other companies

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net gains (losses) on debt extinguishment, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance, and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as part of our Project Lightning Network Extension Program in Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.